EXHIBIT 5.1

O’MELVENY & MYERS LLP

BEIJING CENTURY CITY HONG KONG IRVINE SPECTRUM LONDON NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

May 7, 2004	OUR FILE NUMBER 505,667-160

Liberman Broadcasting, Inc.

1845 West Empire Avenue

Burbank, California 91504

Re:	Registration of Securities of Liberman Broadcasting, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-1 (File No. 333-112773) of Liberman Broadcasting, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of the Company’s Class A common stock, par value $0.001 per share, having an aggregate offering price of up to $190,612,500 (the “Securities”).

Subject to the consummation of the merger between the Company and LBI Holdings I, Inc., a California corporation, whereby the Company will be the surviving entity, and the filing by the Company of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, we are of the opinion that the Securities will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement and the countersigning of the certificate or the certificates representing the Securities by a duly authorized signatory of the registrar for the Company’s Class A common stock, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’Melveny & Myers LLP